Exhibit 21.1

Subsidiaries of Xcel Brands, Inc.

Name and Jurisdiction of Incorporation

•    IM Brands, LLC, a Delaware limited liability company

•    Gold Licensing, LLC, a Delaware limited liability company

•    JR Licensing, LLC, a Delaware limited liability company

•    H Licensing, LLC, a Delaware limited liability company

•    H Heritage Licensing, LLC, a Delaware limited liability company

•    C Wonder Licensing, LLC, a Delaware limited liability company

•    Xcel Design Group, LLC, a Delaware limited liability company

•    XCEL-CT MFG, LLC, a Delaware limited liability company

•    Judith Ripka Fine Jewelry, LLC, a Delaware limited liability company

•    Longaberger Licensing, LLC, a Delaware limited liability company

•    AHX Beauty, LLC, a Delaware limited liability company

•    The Beauty Solution, LLC, a Delaware limited liability company

•    Tribe Cosmetics, LLC, a Delaware limited liability company

•    Xcel Acquisition Co., LLC, a Delaware limited liability company